Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2025 Financial Results
ALEXANDRIA, Louisiana, July 30, 2025 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2025.
Net income for the second quarter of 2025 was $10.2 million, or $1.51 per diluted common share (“EPS”), a decrease of $156,000, or 1.5%, compared to $10.4 million, or $1.52 EPS, for the first quarter of 2025, and an increase of $2.2 million, or 27.7%, compared to $8.0 million, or $1.16 EPS, for the second quarter of 2024. For the second quarter of 2025, the quarterly return on assets was 1.30%, and the quarterly return on equity was 12.27%.
Net income for the six months ended June 30, 2025, was $20.5 million, or $3.03 EPS, an increase of $4.4 million, or 27.0%, compared to $16.2 million, or $2.31 EPS, for the six months ended June 30, 2024. For the six months ended June 30, 2025, the return on assets was 1.31%, and the return on equity was 12.55%.
Second Quarter 2025 Performance and Operational Highlights
In the second quarter of 2025, the Company had an improved net interest margin and steady loan growth, which resulted in higher net interest income. We completed a significant private stock repurchase transaction, which complemented our public stock repurchase program activity. Also, in the second quarter, we revised our credit card program.
•Net income for the second quarter of 2025 was $10.2 million, which was $156,000, or 1.5%, lower than the first quarter. Net income for the second quarter was impacted by a $1.2 million increase in net interest income, which was offset by a $554,000 decrease in noninterest income, along with an expected $779,000 increase in operating expenses. Net income for the first quarter benefited from approximately $620,000 of periodic items that reduced operating expenses.
•Net interest income and net interest margin fully taxable equivalent (“FTE”) increased for the second quarter of 2025 compared to the prior quarter. Net interest income for the second quarter of 2025 was $25.8 million, which was $1.2 million, or 4.9%, higher than the prior quarter. Net interest margin FTE increased 14 basis points (“bp(s)”) to 3.36% for the second quarter of 2025, compared to 3.22% for the prior quarter. These improvements were the result of higher securities and loan yields and a lower cost of deposits, along with an improved asset mix.
•As of June 30, 2025, assets were $3.17 billion, which was $18.3 million, or 0.6%, lower than March 31, 2025. This slight decrease was mainly due to a $15.1 million decrease in deposits.
•Deposits totaled $2.81 billion as of June 30, 2025, a decrease of $15.1 million, or 0.5%, compared to $2.83 billion as of March 31, 2025. In the second quarter of 2025, deposit activity was normal and included the seasonal outflow of funds for income tax payments.
•As of June 30, 2025, loans held for investment (“HFI”) were $2.14 billion, which was $23.8 million, or 1.1%, higher than $2.11 billion as of March 31, 2025. In the second quarter of 2025, we had steady new loan closing activity, combined with funding of loan construction commitments.
•As of June 30, 2025, total securities were $697.3 million, which was fairly consistent with $699.5 million as of March 31, 2025. We were able to reinvest the cash flows of maturing securities into securities with higher yields.
•As of June 30, 2025, liquid assets, which are cash and cash equivalents, were $210.4 million, and the liquid assets to assets ratio was 6.64%. We do not have any borrowings, brokered deposits, or internet-sourced deposits.
•As of June 30, 2025, nonperforming assets (“NPA(s)”) were $1.3 million, or 0.04% of assets, and the allowance for credit losses (“ACL”) was $22.2 million, or 1.04% of loans HFI.
•We paid a quarterly cash dividend of $0.12 per common share in the second quarter of 2025.
•The 2025 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2025 through December 31, 2025. No shares were repurchased in the first quarter of 2025. In the second quarter of 2025, we repurchased 11,748 shares on the open market at an aggregate cost of $656,000, excluding excise tax. As of June 30, 2025, the 2025 stock repurchase program had $4.3 million of available capacity.
•On May 22, 2025, we entered into a privately negotiated stock repurchase agreement for the repurchase of 100,000 shares of our common stock at a purchase price of $5.1 million, excluding excise tax. This repurchase was supplemental to our 2025 stock repurchase program.
•In the second quarter of 2025, we changed our credit card program provider to align with our debit card program provider.
•On July 24, 2025, our board of directors announced that the cash dividend for the third quarter of 2025 will be $0.15 per common share, which is a 25.0% increase from $0.12 per common share paid for each of the first and second quarters of 2025.

Blake Chatelain, President and Chief Executive Officer, stated, “The second quarter of 2025 was one of solid, consistent performance driven by continued net interest margin expansion and solid loan growth. Additionally, we had significant stock buyback activity focused on driving shareholder value and managing capital levels.
“Our net interest margin FTE increased for the seventh consecutive quarter to 3.36% for the second quarter of 2025. We are pleased with the net interest margin and net interest income improvement as we repriced assets at higher yields, while also managing our cost of deposits. This allowed us to increase the net interest margin FTE by 14 bps and net interest income by $1.2 million in the second quarter of 2025. This improvement was offset by lower noninterest income and, as expected, higher operating expenses compared to the prior quarter.
“Loan growth remained steady, although at a slower pace than in the first quarter. Uncertainty related to trade, tariffs, and macroeconomic matters has slightly reduced loan demand. We are closely monitoring the economic environment and forecasted interest rates. Small business sentiment seems to be slightly more cautious than it was in the first quarter; however, overall our customers’ financial performance does not appear to be impacted by trade and tariff concerns and our asset quality remains solid.
“Customers are seeking banking relationships with knowledgeable, responsive bankers and a bank that is committed to consistent, relationship-based banking principles. In order to grow market share and attract new customers, we have added new experienced bankers to our team.
“As we enter the second half of 2025, we are focused on expanding the Red River Bank banking center network and team, evaluating expansion opportunities, providing personalized banking services to our customers, and welcoming new banking relationships. We are well positioned to provide solid profitability and returns for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the second quarter of 2025 compared to the prior quarter. These measures were both impacted by higher securities and loan yields and a lower cost of deposits, combined with an improved asset mix.
Net interest income for the second quarter of 2025 was $25.8 million, which was $1.2 million, or 4.9%, higher than the first quarter of 2025, due to a $922,000 increase in interest and dividend income, combined with a $287,000 decrease in interest expense. The increase in interest and dividend income was mainly due to higher interest income on loans, partially offset by lower interest-income on short-term liquid assets. Loan income increased $1.2 million due to higher yields on loans, combined with higher average loan balances. The income on short-term liquid assets decreased $598,000 due to a $57.5 million decrease in the average balance of these funds. The decrease in interest expense was due to lower rates on time deposits, along with a lower average balance on interest-bearing transaction deposits.
The net interest margin FTE increased 14 bps to 3.36% for the second quarter of 2025, compared to 3.22% for the prior quarter. This increase was due to improved yields on securities and loans, combined with lower deposit costs. The yield on securities increased 12 bps, primarily due to reinvesting lower yielding securities cash flows into higher yielding securities. The yield on loans increased 9 bps due to higher rates on new and renewed loans compared to the prior quarter. The average rate on new and renewed loans was 7.14% for the second quarter of 2025 and 7.02% for the prior quarter. The cost of deposits decreased 5 bps to 1.56% for the second quarter of 2025, compared to 1.61% for the previous quarter, primarily due to maturing time deposits repricing at lower rates.
The Federal Open Market Committee (“FOMC”) kept the federal funds rate consistent in the first half of 2025, with the target federal funds range remaining at 4.25%-4.50%. The market’s expectation is that the FOMC may lower the target range of the federal funds rate in the second half of 2025. During the remainder of 2025, we anticipate receiving approximately $50.0 million in securities cash flows with an average yield of 3.47%, and we project approximately $112.7 million of fixed rate loans will mature with an average yield of 6.14%. We expect to redeploy these balances into slightly higher yielding assets. Additionally, during the second half of 2025, we expect $439.0 million of time deposits to mature with an average rate of 3.71%. We anticipate maintaining a fairly consistent cost of deposits in the second half of 2025. As of June 30, 2025, floating rate loans were 18.0% of loans HFI, and floating rate transaction deposits were 8.9% of interest-bearing transaction deposits. Depending on balance sheet activity, the movement in interest rates, and the economic outlook, we expect the net interest income and net interest margin FTE to increase slightly in the third and fourth quarters of 2025.
Provision for Credit Losses
The provision for credit losses for the second quarter of 2025 was $450,000 for loans, which was consistent with the prior quarter. The provision in the first and second quarters of 2025 was related to loan growth, combined with uncertainty regarding tariffs and trade. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $4.7 million for the second quarter of 2025, a decrease of $554,000, or 10.5%, compared to $5.3 million for the previous quarter. The decrease was mainly due to lower brokerage income and Small Business Investment Company (“SBIC”) income.

Brokerage income was $989,000 for the second quarter of 2025, a decrease of $336,000, or 25.4%, compared to $1.3 million for the previous quarter. The lower income in the second quarter of 2025 was due to decreased investing activity by clients. Assets under management were $1.19 billion as of June 30, 2025.
SBIC income was $47,000 for the second quarter of 2025, a decrease of $233,000, or 83.2%, compared to $280,000 for the previous quarter. This decrease was mainly due to fund value adjustments as an SBIC fund enters its wind-down phase. We expect SBIC income to fluctuate in future quarters.
Operating Expenses
Operating expenses totaled $17.4 million for the second quarter of 2025, an increase of $779,000, or 4.7%, compared to $16.6 million for the previous quarter. The increase was mainly due to higher data processing expense, loan and deposit expense, and personnel expense.
Data processing expense totaled $721,000 for the second quarter of 2025, an increase of $433,000, or 150.3%, compared to $288,000 for the previous quarter. The first quarter of 2025 benefited from the receipt of a $447,000 periodic refund from our data processing center.
Loan and deposit expenses totaled $398,000 for the second quarter of 2025, an increase of $336,000, or 541.9%, compared to $62,000 for the previous quarter. The first quarter of 2025 benefited from the receipt of a $173,000 negotiated, variable rebate from a vendor. Also, in the second quarter of 2025, there was an increase in loan-related expenses due to the timing of mortgage expenses and higher collections expense.
Personnel expenses totaled $10.2 million for the second quarter of 2025, an increase of $193,000, or 1.9%, compared to $10.0 million for the previous quarter. This increase was primarily due to annual raises effective April 2025. As of June 30, 2025 and March 31, 2025, we had 374 and 375 total employees, respectively.
Asset Overview
As of June 30, 2025, assets were $3.17 billion, compared to assets of $3.19 billion as of March 31, 2025, a decrease of $18.3 million, or 0.6%. In the second quarter, assets were mainly impacted by a $15.1 million, or 0.5%, decrease in deposits. In the second quarter of 2025, liquid assets decreased $41.7 million, or 16.5%, to $210.4 million and averaged $216.4 million for the second quarter. As of June 30, 2025, we had sufficient liquid assets available and $1.65 billion accessible from other liquidity sources. The liquid assets to assets ratio was 6.64% as of June 30, 2025. Total securities decreased $2.3 million, or 0.3%, to $697.3 million in the second quarter and were 22.0% of assets as of June 30, 2025. During the second quarter, loans HFI increased $23.8 million, or 1.1%, to $2.14 billion. The loans HFI to deposits ratio was 76.09% as of June 30, 2025, compared to 74.84% as of March 31, 2025.
Securities
Total securities as of June 30, 2025, were $697.3 million, a decrease of $2.3 million, or 0.3%, from March 31, 2025. We were able to reinvest the cash flows of maturing securities into securities with higher yields.
The estimated fair value of securities available-for-sale (“AFS”) totaled $567.0 million, net of $61.1 million of unrealized loss, as of June 30, 2025, compared to $566.9 million, net of $58.7 million of unrealized loss, as of March 31, 2025. As of June 30, 2025, the amortized cost of securities held-to-maturity (“HTM”) totaled $127.3 million compared to $129.7 million as of March 31, 2025. As of June 30, 2025, securities HTM had an unrealized loss of $22.4 million compared to $21.8 million as of March 31, 2025.
Equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $3.0 million as of June 30, 2025 and March 31, 2025.

Loans
Loans HFI as of June 30, 2025, were $2.14 billion, an increase of $23.8 million, or 1.1%, from $2.11 billion as of March 31, 2025. In the second quarter of 2025, we had steady new loan closing activity, combined with funding of loan construction commitments.

Loans HFI by Category
	June 30, 2025		March 31, 2025		Change from March 31, 2025 to June 30, 2025
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$883,586	41.3%	$892,205	42.2%	$(8,619)	(1.0%)
One-to-four family residential	623,477	29.2%	617,679	29.2%	5,798	0.9%
Construction and development	194,195	9.1%	175,575	8.3%	18,620	10.6%
Commercial and industrial	348,917	16.3%	339,115	16.0%	9,802	2.9%
Tax-exempt	60,524	2.8%	61,722	2.9%	(1,198)	(1.9%)
Consumer	27,881	1.3%	28,446	1.4%	(565)	(2.0%)
Total loans HFI	$2,138,580	100.0%	$2,114,742	100.0%	$23,838	1.1%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $52.1 million, or 2.4% of loans HFI, as of June 30, 2025, and are primarily centered in low-rise suburban areas. The average CRE loan size was $960,000 as of June 30, 2025.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of June 30, 2025, total health care loans were 8.0% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.0% of loans HFI, and loans to physician and dental practices were 3.4% of loans HFI. The average health care loan size was $378,000 as of June 30, 2025.
Asset Quality and Allowance for Credit Losses
NPAs totaled $1.3 million as of June 30, 2025, a decrease of $3.9 million, or 74.4%, from March 31, 2025. The decrease was primarily due to a past due loan that was brought current by the customer in April 2025, principal payments received on nonaccrual loans, and charge-offs. The ratio of NPAs to assets was 0.04% and 0.16% as of June 30, 2025 and March 31, 2025, respectively.
As of June 30, 2025, the ACL was $22.2 million. The ratio of ACL to loans HFI was 1.04% as of June 30, 2025 and 1.03% as of March 31, 2025. The net charge-offs to average loans ratio was 0.00% for the second quarter of 2025 and 0.02% for the first quarter of 2025.

Deposits
As of June 30, 2025, deposits were $2.81 billion, a decrease of $15.1 million, or 0.5%, compared to March 31, 2025. Average deposits for the second quarter of 2025 were $2.80 billion, a decrease of $19.3 million, or 0.7%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	June 30, 2025		March 31, 2025		Change from March 31, 2025 to June 30, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$897,997	32.0%	$906,540	32.1%	$(8,543)	(0.9%)
Interest-bearing deposits:
Interest-bearing demand deposits	154,870	5.5%	147,343	5.2%	7,527	5.1%
NOW accounts	416,459	14.8%	432,054	15.3%	(15,595)	(3.6%)
Money market accounts	568,839	20.2%	569,613	20.2%	(774)	(0.1%)
Savings accounts	172,454	6.2%	175,239	6.2%	(2,785)	(1.6%)
Time deposits less than or equal to $250,000	408,171	14.5%	403,354	14.2%	4,817	1.2%
Time deposits greater than $250,000	191,815	6.8%	191,533	6.8%	282	0.1%
Total interest-bearing deposits	1,912,608	68.0%	1,919,136	67.9%	(6,528)	(0.3%)
Total deposits	$2,810,605	100.0%	$2,825,676	100.0%	$(15,071)	(0.5%)

Deposits by Customer Type
	June 30, 2025		March 31, 2025		Change from March 31, 2025 to June 30, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,361,818	48.5%	$1,388,944	49.1%	$(27,126)	(2.0%)
Commercial	1,223,822	43.5%	1,200,367	42.5%	23,455	2.0%
Public	224,965	8.0%	236,365	8.4%	(11,400)	(4.8%)
Total deposits	$2,810,605	100.0%	$2,825,676	100.0%	$(15,071)	(0.5%)
The decrease in deposits in the second quarter of 2025 was mainly due to the seasonal outflow of funds for income tax payments.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of June 30, 2025, the average deposit account size was approximately $28,000.
As of June 30, 2025, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $881.7 million, or 31.4% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of June 30, 2025, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $706.2 million, or 25.1% of total deposits. Our cash and cash equivalents of $210.4 million, combined with our available borrowing capacity of $1.65 billion, equaled 210.8% of our estimated uninsured deposits and 263.2% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of June 30, 2025, was $335.4 million compared to $333.3 million as of March 31, 2025. The $2.0 million, or 0.6%, increase in stockholders’ equity during the second quarter of 2025 was attributable to $10.2 million of net income and $121,000 of stock compensation, partially offset by the repurchase of 111,748 shares of common stock for $5.8 million, including excise tax, a $1.7 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $801,000 in cash dividends related to a $0.12 per share cash dividend that we paid on June 18, 2025.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Income	$10,196	$10,352	$7,987	$20,548	$16,175

Per Common Share Data:
Earnings per share, basic	$1.51	$1.53	$1.16	$3.04	$2.32
Earnings per share, diluted	$1.51	$1.52	$1.16	$3.03	$2.31
Book value per share	$50.23	$49.18	$44.58	$50.23	$44.58
Tangible book value per share(1)	$50.00	$48.95	$44.35	$50.00	$44.35
Realized book value per share(1)	$58.92	$57.49	$53.54	$58.92	$53.54
Cash dividends per share	$0.12	$0.12	$0.09	$0.24	$0.18
Shares outstanding	6,676,609	6,777,657	6,886,928	6,676,609	6,886,928
Weighted average shares outstanding, basic	6,740,312	6,777,332	6,896,030	6,758,720	6,973,039
Weighted average shares outstanding, diluted	6,764,886	6,796,707	6,914,140	6,783,575	6,991,618

Summary Performance Ratios:
Return on average assets	1.30%	1.32%	1.05%	1.31%	1.06%
Return on average equity	12.27%	12.85%	10.69%	12.55%	10.73%
Net interest margin	3.31%	3.17%	2.87%	3.24%	2.83%
Net interest margin FTE	3.36%	3.22%	2.92%	3.29%	2.89%
Efficiency ratio	56.87%	55.51%	62.07%	56.20%	61.23%
Loans HFI to deposits ratio	76.09%	74.84%	75.38%	76.09%	75.38%
Noninterest-bearing deposits to deposits ratio	31.95%	32.08%	32.87%	31.95%	32.87%
Noninterest income to average assets	0.60%	0.67%	0.67%	0.64%	0.66%
Operating expense to average assets	2.21%	2.12%	2.19%	2.16%	2.13%

Summary Credit Quality Ratios:
NPAs to assets	0.04%	0.16%	0.11%	0.04%	0.11%
Nonperforming loans to loans HFI	0.05%	0.24%	0.16%	0.05%	0.16%
ACL to loans HFI	1.04%	1.03%	1.06%	1.04%	1.06%
Net charge-offs to average loans	0.00%	0.02%	0.01%	0.02%	0.02%

Capital Ratios:
Stockholders’ equity to assets	10.59%	10.46%	10.07%	10.59%	10.07%
Tangible common equity to tangible assets(1)	10.54%	10.42%	10.02%	10.54%	10.02%
Total risk-based capital to risk-weighted assets	18.33%	18.25%	18.01%	18.33%	18.01%
Tier I risk-based capital to risk-weighted assets	17.32%	17.25%	16.99%	17.32%	16.99%
Common equity Tier I capital to risk-weighted assets	17.32%	17.25%	16.99%	17.32%	16.99%
Tier I risk-based capital to average assets	12.18%	12.01%	11.74%	12.18%	11.74%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
ASSETS
Cash and due from banks	$42,453	$36,438	$30,558	$39,664	$35,035
Interest-bearing deposits in other banks	167,989	215,717	238,417	192,983	178,038
Securities available-for-sale, at fair value	566,981	566,874	550,148	560,555	526,890
Securities held-to-maturity, at amortized cost	127,305	129,686	131,796	134,145	136,824
Equity securities, at fair value	2,990	2,981	2,937	3,028	2,921
Nonmarketable equity securities	2,368	2,349	2,328	2,305	2,283
Loans held for sale	4,711	2,178	2,547	1,805	3,878
Loans held for investment	2,138,580	2,114,742	2,075,013	2,056,048	2,047,890
Allowance for credit losses	(22,222)	(21,835)	(21,731)	(21,757)	(21,627)
Premises and equipment, net	58,622	59,034	59,441	57,661	57,910
Accrued interest receivable	10,027	10,553	10,048	9,465	9,570
Bank-owned life insurance	30,817	30,593	30,380	30,164	29,947
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	2,489	2,611	2,733	2,853	2,973
Other assets	33,436	32,965	33,433	31,285	34,450
Total Assets	$3,168,092	$3,186,432	$3,149,594	$3,101,750	$3,048,528
LIABILITIES
Noninterest-bearing deposits	$897,997	$906,540	$866,496	$882,394	$892,942
Interest-bearing deposits	1,912,608	1,919,136	1,938,610	1,864,731	1,823,704
Total Deposits	2,810,605	2,825,676	2,805,106	2,747,125	2,716,646
Accrued interest payable	6,242	6,463	7,583	11,751	8,747
Lease liabilities	2,613	2,739	2,864	2,982	3,100
Accrued expenses and other liabilities	13,282	18,238	14,302	15,574	13,045
Total Liabilities	2,832,742	2,853,116	2,829,855	2,777,432	2,741,538
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	32,896	38,710	38,655	41,402	44,413
Additional paid-in capital	2,992	2,871	2,777	2,682	2,590
Retained earnings	357,488	348,093	338,554	329,858	321,719
Accumulated other comprehensive income (loss)	(58,026)	(56,358)	(60,247)	(49,624)	(61,732)
Total Stockholders’ Equity	335,350	333,316	319,739	324,318	306,990
Total Liabilities and Stockholders’ Equity	$3,168,092	$3,186,432	$3,149,594	$3,101,750	$3,048,528

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$29,500	$28,270	$26,882	$57,771	$52,775
Interest on securities	5,148	4,856	4,068	10,003	8,132
Interest on deposits in other banks	2,063	2,661	2,709	4,724	5,748
Dividends on stock	19	21	22	40	44
Total Interest and Dividend Income	36,730	35,808	33,681	72,538	66,699
INTEREST EXPENSE
Interest on deposits	10,911	11,198	11,894	22,109	23,549
Total Interest Expense	10,911	11,198	11,894	22,109	23,549
Net Interest Income	25,819	24,610	21,787	50,429	43,150
Provision for credit losses	450	450	300	900	600
Net Interest Income After Provision for Credit Losses	25,369	24,160	21,487	49,529	42,550
NONINTEREST INCOME
Service charges on deposit accounts	1,337	1,383	1,367	2,719	2,735
Debit card income, net	1,081	992	949	2,074	1,971
Mortgage loan income	567	530	650	1,097	1,106
Brokerage income	989	1,325	893	2,314	1,880
Loan and deposit income	418	459	492	877	984
Bank-owned life insurance income	224	213	216	437	418
Gain (Loss) on equity securities	9	44	(13)	53	(44)
SBIC income	47	280	454	327	806
Other income (loss)	46	46	90	92	170
Total Noninterest Income	4,718	5,272	5,098	9,990	10,026
OPERATING EXPENSES
Personnel expenses	10,216	10,023	9,603	20,239	19,154
Occupancy and equipment expenses	1,753	1,794	1,698	3,548	3,314
Technology expenses	821	835	724	1,655	1,433
Advertising	286	333	408	619	745
Other business development expenses	455	558	593	1,013	1,068
Data processing expense	721	288	651	1,009	998
Other taxes	609	612	500	1,221	1,237
Loan and deposit expenses	398	62	309	460	267
Legal and professional expenses	612	632	729	1,244	1,347
Regulatory assessment expenses	388	391	401	779	805
Other operating expenses	1,108	1,060	1,073	2,168	2,194
Total Operating Expenses	17,367	16,588	16,689	33,955	32,562
Income Before Income Tax Expense	12,720	12,844	9,896	25,564	20,014
Income tax expense	2,524	2,492	1,909	5,016	3,839
Net Income	$10,196	$10,352	$7,987	$20,548	$16,175

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2025			March 31, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,123,613	$29,500	5.50%	$2,089,712	$28,270	5.41%
Securities - taxable	573,069	4,169	2.91%	559,752	3,871	2.77%
Securities - tax-exempt	187,245	979	2.09%	189,729	985	2.08%
Interest-bearing deposits in other banks	186,283	2,063	4.38%	243,751	2,661	4.37%
Nonmarketable equity securities	2,351	19	3.25%	2,330	21	3.56%
Total interest-earning assets	3,072,561	$36,730	4.74%	3,085,274	$35,808	4.64%
Allowance for credit losses	(21,994)			(21,789)
Noninterest-earning assets	104,969			107,295
Total assets	$3,155,536			$3,170,780
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,282,240	$5,472	1.71%	$1,341,885	$5,641	1.70%
Time deposits	597,433	5,439	3.65%	592,368	5,557	3.80%
Total interest-bearing deposits	1,879,673	10,911	2.33%	1,934,253	11,198	2.35%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,879,673	$10,911	2.33%	1,934,253	$11,198	2.35%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	919,770			884,484
Accrued interest and other liabilities	22,706			25,336
Total noninterest-bearing liabilities	942,476			909,820
Stockholders’ equity	333,387			326,707
Total liabilities and stockholders’ equity	$3,155,536			$3,170,780
Net interest income		$25,819			$24,610
Net interest spread			2.41%			2.29%
Net interest margin			3.31%			3.17%
Net interest margin FTE(3)			3.36%			3.22%
Cost of deposits			1.56%			1.61%
Cost of funds			1.42%			1.47%
(1)Includes average outstanding balances of loans held for sale of $2.5 million and $2.6 million for the three months ended June 30, 2025 and March 31, 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended
	June 30, 2025			June 30, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,106,756	$57,771	5.46%	$2,028,833	$52,775	5.15%
Securities - taxable	566,448	8,040	2.84%	558,032	6,117	2.19%
Securities - tax-exempt	188,480	1,963	2.08%	195,886	2,015	2.06%
Interest-bearing deposits in other banks	214,858	4,724	4.38%	211,985	5,748	5.42%
Nonmarketable equity securities	2,340	40	3.41%	2,251	44	3.94%
Total interest-earning assets	3,078,882	$72,538	4.69%	2,996,987	$66,699	4.41%
Allowance for credit losses	(21,892)			(21,528)
Noninterest-earning assets	106,126			98,559
Total assets	$3,163,116			$3,074,018
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,311,898	$11,113	1.71%	$1,245,917	$11,381	1.84%
Time deposits	594,914	10,996	3.73%	588,984	12,168	4.15%
Total interest-bearing deposits	1,906,812	22,109	2.34%	1,834,901	23,549	2.58%
Other borrowings	—	—	—%	1	—	4.78%
Total interest-bearing liabilities	1,906,812	$22,109	2.34%	1,834,902	$23,549	2.58%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	902,224			911,022
Accrued interest and other liabilities	24,014			24,961
Total noninterest-bearing liabilities	926,238			935,983
Stockholders’ equity	330,066			303,133
Total liabilities and stockholders’ equity	$3,163,116			$3,074,018
Net interest income		$50,429			$43,150
Net interest spread			2.35%			1.83%
Net interest margin			3.24%			2.83%
Net interest margin FTE(3)			3.29%			2.89%
Cost of deposits			1.59%			1.72%
Cost of funds			1.45%			1.58%
(1)Includes average outstanding balances of loans held for sale of $2.6 million and $2.6 million for the six months ended June 30, 2025 and 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024
Tangible common equity
Total stockholders’ equity	$335,350	$333,316	$306,990
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$333,804	$331,770	$305,444
Realized common equity
Total stockholders’ equity	$335,350	$333,316	$306,990
Adjustments:
Accumulated other comprehensive (income) loss	58,026	56,358	61,732
Total realized common equity (non-GAAP)	$393,376	$389,674	$368,722
Common shares outstanding	6,676,609	6,777,657	6,886,928
Book value per share	$50.23	$49.18	$44.58
Tangible book value per share (non-GAAP)	$50.00	$48.95	$44.35
Realized book value per share (non-GAAP)	$58.92	$57.49	$53.54

Tangible assets
Total assets	$3,168,092	$3,186,432	$3,048,528
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,166,546	$3,184,886	$3,046,982
Total stockholders’ equity to assets	10.59%	10.46%	10.07%
Tangible common equity to tangible assets (non-GAAP)	10.54%	10.42%	10.02%